EXHIBIT 99.1

AT SCHAWK, INC.:	AT DRESNER CORPORATE SERVICES:
Timothy Allen	Investors: Philip Kranz
Vice President, Finance	312-780-7240
Operations and Investor Relations	pkranz@dresnerco.com
847-827-9494
Timothy.Allen@schawk.com

SCHAWK ANNOUNCES 2011 FOURTH-QUARTER AND
FULL-YEAR RESULTS

Net Income of $20.6 Million and EPS of $0.79 for 2011 Full Year

Des Plaines, IL, March 6, 2012—Schawk, Inc. (NYSE: SGK), a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers, reported fourth-quarter and full-year 2011 results.  Net income in the fourth quarter of 2011 was $5.8 million, or $0.22 per diluted share, versus $6.3 million, or $0.24 per diluted share, in the fourth quarter of 2010.  Net income for the full year of 2011 was $20.6 million, or $0.79 per diluted share, compared to $32.4 million, or $1.25 per diluted share, for the comparable prior-year period.  Business and system integration expense related to the company’s ongoing information technology and business process improvement initiative increased $2.2 million and $7.2 million for the fourth quarter and full year, respectively, compared to the prior-year comparable periods, which contributed in part to the overall decline in net income.

On a non-GAAP basis, adjusting for certain financial impacts relating to the business and system integration expense and certain other items as further detailed in this release, 2011 full-year adjusted net income was $20.6 million, or $0.79 per diluted share, compared to $31.1 million, or $1.20 per diluted share, during the prior-year period, on a comparable basis.

President and Chief Executive Officer David A. Schawk commented, “We continued to see client expansion in global markets as evidenced by our growth in Europe and Asia during 2011, thereby reflecting our clients’ strategies to invest more in emerging markets relative to the more mature markets.  However, we also saw reduced activity in the Americas, particularly in the food and beverage categories and with our advertising and retail accounts clients as they continued to reduce their promotional activities.  Overall, we believe our global scope and breadth of capabilities positions us well to capitalize on opportunities in all markets as the economy improves.”

Mr. Schawk continued: “We made significant investments during 2011 to further align our product and service offerings with client needs, while improving the operational and financial performance of the company for the long term. First, our acquisition of Brandimage expanded and complemented our global brand development and deployment capabilities.  Second, our continuing information technology and business process improvement initiative will provide greater visibility into ongoing client activities, allowing further integration of our operations over time.  Finally, with our new revolving credit and private shelf facility, we have greater flexibility to invest in the business while reducing the company’s overall cost of debt.”

Schawk Announces 2011 Fourth-Quarter Results

Consolidated Results for the Year Ended December 31, 2011
Consolidated net sales in 2011 were $455.3 million compared to $460.6 million in 2010, a decline of approximately $5.3 million, or 1.2 percent. Year-over-year sales were positively impacted by changes in foreign currency translation rates of approximately $6.9 million, as the U.S. dollar decreased in value relative to the local currencies of certain of the company’s non-U.S. subsidiaries.

Consumer packaged goods (CPG) accounts sales during 2011 were $347.7 million, or 76.4 percent of total net sales, compared to $343.1 million in the same period of 2010, an increase of 1.3 percent, primarily due to the positive impact of foreign currency translation rates.  Advertising and retail accounts sales in 2011 were $79.7 million, or 17.5 percent of total sales, a decrease of 9.8 percent, from $88.4 million during 2010, primarily driven by reduced client promotional activity coupled with the loss of a non-core retail client during the third quarter of 2010.  Entertainment accounts sales for the full year of 2011 of $27.9 million, or 6.1 percent of total sales, decreased 4.1 percent, from $29.1 million in 2010, driven by continued declines in print-related promotional activity.

Gross profit was $163.0 million during 2011, a decline of $15.5 million from 2010. Gross profit in 2011 as a percentage of sales decreased to 35.8 percent from 38.8 percent in the prior-year period. The full-year decline in gross profit percent was largely driven by the reduced operating leverage resulting from lower year-over-year revenue coupled with an increase in cost of sales resulting from the company’s acquisitions.

Selling, general and administrative (SG&A) expenses increased approximately $0.1 million to $122.8 million during 2011 from $122.7 million in 2010.  Excluding the company’s acquisitions, SG&A expenses would have declined year over year.

For 2011, the company reported business and systems integration expenses of $8.5 million, compared to $1.3 million in the prior-year period, relating to the company’s ongoing information technology and business process improvement initiative.

The company recorded a $1.1 million loss on foreign exchange exposures in the full year of 2011, compared to a loss of $2.3 million in 2010.  The company’s net foreign exchange gains or losses relate primarily to currency exposure from intercompany debt obligations of the company’s non-U.S. subsidiaries, net of the impact of gains or losses arising out of foreign currency hedges entered into to mitigate the company’s foreign exchange exposures.

Acquisition integration and restructuring expenses declined from $2.2 million in 2010 to $1.5 million in 2011.  These charges relate to employee terminations and other associated costs which arose from the company’s continued focus on consolidating, reducing and re-aligning its work force and operations. The actions taken during 2011 are expected to result in annualized savings of approximately $5.0 million for 2012, with approximately $2.0 million realized during 2011.

During 2011, the company’s asset impairment expenses declined by $0.6 million.  During 2010, certain equipment sustained damage and was rendered inoperable at one of the company’s facilities.

Additionally, the company recorded expense of $1.8 million during 2011 as a result of its decision to terminate participation in a union supplemental retirement and disability fund in California.  During 2010, the company recorded income of $0.2 million reflecting its final adjustment of a multiemployer

Schawk Announces 2011 Fourth-Quarter Results

pension withdrawal liability resulting from the company’s withdrawal from a union supplemental retirement and disability fund during 2008.

The company reported operating income of $27.3 million in 2011 compared to $49.6 million in 2010.  The decline year over year was driven primarily by the decline in gross profit and increased business and systems integration expenses coupled with the increased multiemployer pension withdrawal expense.

For the full year of 2011, the company reported a tax expense of $1.5 million compared to $10.0 million during the same period in 2010.  The decrease in tax expense for 2011 compared to the prior year is primarily due to discrete period tax benefits resulting from the release of valuation allowances in certain of the company’s international subsidiaries during 2011.

Net income in 2011 was $20.6 million, or $0.79 per diluted share, compared to $32.4 million, or $1.25 per diluted share, in 2010.  Non-GAAP adjusted net income was $20.6 million, or $0.79 per diluted share, for 2011 compared to $31.1 million, or $1.20 per diluted share, on a comparable basis for the prior-year period. Please refer to the tables at the end of this press release for a reconciliation of these non-GAAP measures.

Management Adjusted EBITDA Performance
Management adjusted EBITDA for full year 2011 was $60.6 million compared to $75.4 million for the prior-year period.  Please refer to the “Reconciliation of Non-GAAP Management Adjusted EBITDA” table attached at the end of this press release for a reconciliation of these measures.

Conference Call
Schawk invites you to join its fourth-quarter and full-year 2011 earnings conference call on Wednesday, March 7, 2012, at 9:00 a.m. Central time.  To participate in the conference call, please dial 866-730-5769 or 857-350-1593 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to http://Phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=4729137.  If you are unavailable to participate on the live call, a replay will be available through March 14 at 11:59 p.m. Eastern time. To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 59821177, and follow the prompts. The replay will also be available on the Internet for 30 days at the following http://Phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=4729137.

About Schawk, Inc.
Schawk, Inc. is a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers. With a global footprint of operations in 25 countries, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com.

Non-GAAP Financial Measures
In addition to the presentation of Management adjusted EBITDA in this release, the Company has presented certain other non-GAAP measures in the attachment entitled “Reconciliation of Non-GAAP measures to GAAP.”  Management believes that the presentation of non-GAAP measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations and provides more consistent insight into the performance of the Company’s core operations from period to period by showing the effects of certain non-operating items.  These non-GAAP measures are reconciled to the closest GAAP measures on the schedules attached to this earnings release.  The non-GAAP measures should not be viewed as alternatives to GAAP and may not be consistent with similar measures provided by other companies.

Schawk Announces 2011 Fourth-Quarter Results

Safe Harbor Statement
Certain statements in this earnings release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, our ability to maintain an effective system of disclosure and internal controls and the discovery of any future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; higher-than-anticipated costs or lower-than-anticipated benefits associated with the Company’s ongoing information technology and business process improvement initiative;  the strength of the United States economy in general and, specifically, market conditions for the consumer products industry; the level of demand for Schawk's services; changes in or weak consumer confidence and consumer spending; unfavorable foreign exchange rate fluctuations; loss of key management and operational personnel; our ability to implement our growth strategy, rebranding initiatives and cost reduction plans and to realize anticipated cost savings; the ability of the Company to comply with the financial covenants contained in its debt agreements and obtain waivers or amendments in the event of non-compliance with such covenants; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry; the stability of political conditions in foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

The discussion of the Company’s financial results within this earnings release should be read and considered in context of the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.

For more information about Schawk, visit its website at http://www.schawk.com.

Schawk Announces 2011 Fourth-Quarter Results

Schawk Inc. Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	December 31,		Increase (Decrease)
	2011	2010	Amount	Percent

Net sales	$122,432	$118,516	$3,916	3.3%
Cost of sales	82,152	72,453	9,699	13.4%
Gross profit	40,280	46,063	(5,783)	(12.6)%

Selling, general and administrative expenses	30,489	31,039	(550)	(1.8)%
Business and systems integration expenses	3,082	915	2,167	nm
Multiemployer pension withdrawal expense	--	(700)	700	nm
Acquisition integration and restructuring expenses	(120)	1,237	(1,357)	nm
Foreign exchange loss	283	62	221	nm
Impairment of long-lived assets	40	8	32	nm
Operating income	6,506	13,502	(6,996)	(51.8)%

Other income (expense)
Interest income	16	8	8	100.0%
Interest expense	(1,498)	(1,800)	302	(16.8)%

Income before income taxes	5,024	11,710	(6,686)	(57.1)%
Income tax provision	(750)	5,388	(6,138)	nm

Net income	$5,774	$6,322	$(548)	(8.7)%

Earnings per share:
Basic	$0.22	$0.25	$(0.03)
Diluted	$0.22	$0.24	$(0.02)

Weighted average number of common and common equivalent shares outstanding:
Basic	25,672	25,701
Diluted	25,839	26,156

nm = not meaningful

Schawk Announces 2011 Fourth-Quarter Results

Schawk Inc. Consolidated Statements of Operations

(In thousands, except per share amounts)

	Year Ended
	December 31,		Increase (Decrease)
	2011	2010	Amount	Percent

Net sales	$455,293	$460,626	$(5,333)	(1.2)%
Cost of sales	292,281	282,070	10,211	3.6%
Gross profit	163,012	178,556	(15,544)	(8.7)%

Selling, general and administrative expenses	122,759	122,658	101	0.1%
Business and systems integration expenses	8,467	1,294	7,173	nm
Multiemployer pension withdrawal expense	1,846	(200)	2,046	nm
Acquisition integration and restructuring expenses	1,470	2,244	(774)	(34.5)%
Foreign exchange loss	1,112	2,306	(1,194)	(51.8)%
Impairment of long-lived assets	40	688	(648)	(94.2)%
Operating income	27,318	49,566	(22,248)	(44.9)%

Other income (expense)
Interest income	59	39	20	51.3%
Interest expense	(5,270)	(7,201)	1,931	(26.8)%

Income before income taxes	22,107	42,404	(20,297)	(47.9)%
Income tax provision	1,496	9,984	(8,488)	(85.0)%

Net income	$20,611	$32,420	$(11,809)	(36.4)%

Earnings per share:
Basic	$0.80	$1.27	$(0.47)
Diluted	$0.79	$1.25	$(0.46)

Weighted average number of common and common equivalent shares outstanding:
Basic	25,790	25,465
Diluted	26,080	25,883

nm = not meaningful

Schawk Announces 2011 Fourth-Quarter Results

Schawk, Inc.
 Consolidated Balance Sheets
 (In thousands, except share amounts)

	December 31,	December 31,
	2011	2010

Assets
CCurrent assets:
Cash and cash equivalents	$13,732	$36,889
Trade accounts receivable, less allowance for doubtful accounts of $1,926 at December 31, 2011 and $1,525 at December 31, 2010	99,967	95,207
Inventories	24,672	18,250
Prepaid expenses and other current assets	14,894	9,356
Income tax receivable	5,620	2,943
Deferred income taxes	682	347
Total current assets	159,567	162,992

Property and equipment, net	60,064	48,684
Goodwill, net	205,365	193,626
Other intangible assets, net:
Customer relationships	41,709	36,461
Other	354	817
Deferred income taxes	5,933	868
Other assets	6,521	6,411

Total assets	$479,513	$449,859

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$18,366	$21,930
Accrued expenses	60,636	64,007
Deferred income taxes	3,209	3,260
Income taxes	511	1,038
Current portion of long-term debt	21,442	29,587
Total current liabilities	104,164	119,822

Long-term liabilities:
Long-term debt	73,737	37,080
Deferred income taxes	13,476	9,135
Other long-term liabilities	14,211	19,696
Total long-term liabilities	101,424	65,911

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 30,766,517 and 30,506,252 shares issued at December 31, 2011 and December 31, 2010, respectively, 25,703,125 and 25,761,334 shares outstanding at December 31, 2011 and December 31, 2010, respectively	225	224
Additional paid-in capital	203,811	200,205
Retained earnings	125,619	113,258
Accumulated other comprehensive income, net	9,080	11,247
Treasury stock, at cost, 5,063,392 and 4,744,918 shares of common stock at December 31, 2011 and December 31, 2010, respectively	(64,810)	(60,808)
Total stockholders’ equity	273,925	264,126
Total liabilities and stockholders’ equity	$479,513	$449,859

Schawk Announces 2011 Fourth-Quarter Results

Schawk Inc. Segment Financial data
(In thousands)

	(Unaudited) Three Months Ended
	December 31,		Increase (Decrease)
	2011	2010	Amount	Percent

Sales to external clients:
Americas	$100,968	$101,662	$(694)	(0.7)%
Europe	21,594	17,139	4,455	26.0%
Asia Pacific	9,852	8,784	1,068	12.2%
Intercompany sales elimination	(9,982)	(9,069)	(913)	(10.1)%

Sales to external clients	$122,432	$118,516	$3,916	3.3%

Operating segment income (loss):
Americas	$10,255	$17,522	$(7,267)	(41.5)%
Europe	2,259	959	1,300	135.6%
Asia Pacific	1,273	1,218	55	4.5%
Corporate	(7,281)	(6,197)	(1,084)	(17.5)%

Operating segment income	$6,506	$13,502	$(6,996)	(51.8)%

	Year Ended
	December 31,		Increase (Decrease)
	2011	2010	Amount	Percent

Sales to external clients:
Americas	$385,230	$399,658	$(14,428)	(3.6)%
Europe	75,257	66,238	9,019	13.6%
Asia Pacific	33,704	31,393	2,311	7.4%
Intercompany sales elimination	(38,898)	(36,663)	(2,235)	(6.1)%

Sales to external clients	$455,293	$460,626	$(5,333)	(1.2)%

Operating segment income (loss):
Americas	$50,638	$68,428	$(17,790)	(26.0)%
Europe	6,419	3,812	2,607	68.4%
Asia Pacific	4,214	4,855	(641)	(13.2)%
Corporate	(33,953)	(27,529)	(6,424)	(23.3)%

Operating segment income	$27,318	$49,566	$(22,248)	(44.9)%

Schawk Announces 2011 Fourth-Quarter Results

Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(Unaudited)
(In Thousands, Except Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Income before income taxes - GAAP	$5,024	$11,710	$22,107	$42,404
Adjustments:
Acquisition integration and restructuring expenses	(120)	1,237	1,470	2,244
Business and systems integration expenses	3,082	915	8,467	1,294
Impairment of long-lived assets	40	8	40	688
Reduction of contingent consideration liability	(3,320)	--	(3,320)	--
Multiemployer pension withdrawal expense	--	(700)	1,846	(200)
Foreign currency loss	283	62	1,112	2,306
Adjusted income before income tax - non GAAP	4,989	13,232	31,722	48,736
Adjusted income tax provision – non GAAP	1,209	5,810	11,110	17,616

Adjusted net income – non GAAP	$3,780	$7,422	$20,612	$31,120

Weighted average common and common stock
equivalents outstanding – GAAP (diluted)	25,839	26,156	26,080	25,883

Earnings per diluted share - GAAP	$0.22	$0.24	$0.79	$1.25
Adjustments – net of tax effects:
Acquisition integration and restructuring expenses	--	0.04	0.04	0.06
Business and systems integration expenses	0.07	0.02	0.20	0.03
Impairment of long-lived assets	--	--	--	0.02
Reduction of contingent consideration liability	(0.08)	--	(0.08)	--
Multiemployer pension withdrawal expense	--	(0.02)	0.04	(0.01)
Foreign currency loss	0.01	--	0.03	0.07
Discrete tax adjustments – UK & AU	(0.07)	--	(0.23)	(0.22)

Adjusted earnings per diluted share – non GAAP	$0.15	$0.28	$0.79	$1.20

Income tax provision - GAAP	$(750)	$5,388	$1,496	$9,984
Adjustments: (1)
Acquisition integration and restructuring expenses	(64)	325	490	711
Business and systems integration expenses	1,209	363	3,322	514
Impairment of long-lived assets	16	3	16	273
Reduction of contingent consideration liability	(1,302)	--	(1,302)	--
Multiemployer pension withdrawal expense	--	(278)	724	(79)
Foreign currency loss	98	9	354	583
Discrete tax adjustments – UK & AU	2,002	--	6,010	5,630

Adjusted income tax provision – non GAAP	$1,209	$5,810	$11,110	$17,616

(1) Adjustments have been tax-effected at the jurisdictions’ statutory rates

Schawk Announces 2011 Fourth-Quarter Results

Schawk, Inc.
Reconciliation of Non-GAAP Management Adjusted EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net income - GAAP	$5,774	$6,322	$20,611	$32,420
Interest expense	1,498	1,800	5,270	7,201
Income tax expense (benefit)	(750)	5,388	1,496	9,984

Adjusted Income – non GAAP	6,522	13,510	27,377	49,605
Depreciation and amortization expense	4,917	4,353	18,057	17,611
Impairment of long-lived assets	40	8	40	688
Loss on sale of equipment	137	--	137	--
Stock based compensation	520	472	2,098	1,886

Adjusted EBITDA – non GAAP	12,136	18,343	47,709	69,790

Permitted add backs on debt covenants:
Proforma effect of acquisitions and asset sales	258	81	4,008	1,104
Acquisition integration and restructuring expenses	41	--	287	--
Adjusted EBITDA for covenant compliance – non GAAP	12,435	18,424	52,004	70,894

Acquisition integration and restructuring expenses	(161)	1,237	1,183	2,244
Business and systems integration expenses	3,082	915	8,467	1,294
Proforma effect of acquisitions and asset sales	(258)	(81)	(4,008)	(1,104)
Multiemployer pension plan withdrawal expense	--	(700)	1,846	(200)
Foreign exchange loss	283	62	1,112	2,306

Management adjusted EBITDA – non GAAP	$15,381	$19,857	$60,604	$75,434

Use of Non-GAAP Adjusted EBITDA, Adjusted EBITDA for covenant compliance, and Management adjusted EBITDA
Adjusted EBITDA, as presented within this release, is defined as earnings before interest, income taxes, depreciation and amortization, and other certain non-cash items.  Adjusted EBITDA for covenant compliance, as defined in the Company’s current debt agreements, is defined as Adjusted EBITDA excluding certain items, including items that are generally considered non-operating, as permitted under the Company’s current revolving credit facility, and is used by management to gauge its ongoing compliance with the Company’s principal debt covenants, as well as pricing on its revolving credit facility.  Management adjusted EBITDA is used to evaluate the core operating activities of the Company from period to period.  None of the measures presented above represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and are not indicative of cash available to fund all cash flow needs.  These measures also may be inconsistent with similar measures presented by other companies or EBITDA as defined under guidance from the Securities and Exchange Commission.